As filed with the Securities and Exchange Commission on October 13, 2005
                                                          Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               __________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               __________________
                                Equity Inns, Inc.
      (Exact Name of Registrant as Specified in its Governing Instruments)
         TENNESSEE                                    62-1550848
--------------------------------        ------------------------------------
(state or other jurisdiction or         (I.R.S. Employer Identification No.)
or incorporation or organization)
                            7700 Wolf River Boulevard
                           Germantown, Tennessee 38138
                                 (901) 754-7774
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                                _________________
                                Howard A. Silver
                             Chief Executive Officer
                            7700 Wolf River Boulevard
                           Germantown, Tennessee 38138
                                 (901) 754-7774
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                               __________________
                                    COPY TO:
                              David C. Wright, Esq.
                              Hunton & Williams LLP
                          Riverfront Plaza, East Tower
                               951 E. Byrd Street
                            Richmond, Virginia 23219
                                 (804) 788-8200
                               __________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest  reinvestment  plans, check the following box.   |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier
effective  registration statement for the same offering.   |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   |_|
                         CALCULATION OF REGISTRATION FEE

========================================== ================== ========================== ======================== ==================

         Title of Each Class of              Amount to be         Proposed Maximum          Proposed Maximum           Amount of
       Securities to be Registered          Registered (1)     Offering Price per Unit     Aggregate Offering     Registration Fee
                                                                         (2)                    Price(2)                  (2)
------------------------------------------ ------------------ -------------------------- ------------------------ ------------------
------------------------------------------ ------------------ -------------------------- ------------------------ ------------------

Common Stock, par value $0.01 per share.....301,315 shares             $12.89                 $3,883,950.35             $458
                                                  (3)
========================================== ================== ========================== ======================== ==================

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock which become issuable by reason of any stock dividend, stock split or similar transaction.
(2) In accordance with Rule 457(c) under the Securities Act, the maximum aggregate offering price is estimated solely for the purpose of determining the registration fee and is calculated based on the average of the high and low sales price of the Registrant's common stock on October 11, 2005, as reported by the New York Stock Exchange.
(3) This registration statement registers 301,315 shares of common stock issuable to the holders of units of limited partnership interest in Equity Inns Partnership, L.P.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED OCTOBER 13, 2005

                                Equity Inns, Inc.

                         301,315 Shares of Common Stock

         This prospectus relates to the resale of up to 301,315 shares of common stock that we may issue to the holders of units of limited partnership interest in our operating partnership, Equity Inns Partnership, L.P., or operating partnership units, to the extent that:

o the unit holders tender their operating partnership units to us for redemption in accordance with the terms of the partnership agreement of our operating partnership; and

o we elect to issue to the unit holders the shares of common stock covered by this prospectus upon such redemption.

         In lieu of issuing shares of common stock to the unit holders, we may elect to pay cash for operating partnership units tendered for redemption. The registration of these shares of common stock does not necessarily mean that any of them will be issued by us.

         We will not receive any of the proceeds from sales of common stock issued upon conversion of operating partnership units. The selling shareholder may sell the shares of common stock directly to purchasers or through underwriters, dealers, brokers or agents designated from time to time. Sales of shares of common stock in a particular offering may be made on the New York Stock Exchange or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices or in negotiated transactions. To the extent required for any offering, a prospectus supplement will set forth the number of shares of common stock then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount. For a discussion of the selling shareholder and the selling shareholder's plan of distribution, see "The Selling Shareholder" and "Plan of Distribution" on pages 12 and 36, respectively.

         Our common stock is listed on the New York Stock Exchange under the symbol "ENN." The last reported sale price of our common stock on the New York Stock Exchange on October 11, 2005 was $12.76 per share.

                              ____________________

         You should read this prospectus carefully before you invest in the shares offered by this prospectus. For a discussion of certain risks associated with an investment in the shares offered by this prospectus, see "Risk Factors" beginning on page 2 of this prospectus and the risks described in our periodic reports and other information that we file with the Securities and Exchange Commission.

                              ____________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



             The date of this prospectus is ________________, 2005.

                                TABLE OF CONTENTS

                                                                            Page


ABOUT THIS  PROSPECTUS.........................................................i
CERTAIN  DEFINITIONS...........................................................i
OUR  COMPANY...................................................................1
RISK  FACTORS..................................................................2
FORWARD LOOKING  INFORMATION..................................................11
USE OF  PROCEEDS..............................................................12
THE SELLING  SHAREHOLDER......................................................12
DESCRIPTION OF CAPITAL  STOCK.................................................13
CERTAIN PROVISIONS OF TENNESSEE LAW AND OUR CHARTER AND  BYLAWS...............14
PARTNERSHIP  AGREEMENT........................................................18
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A  REIT......................22
PLAN OF  DISTRIBUTION.........................................................43
LEGAL  MATTERS................................................................44
EXPERTS.......................................................................44
HOW TO OBTAIN MORE  INFORMATION...............................................44
INCORPORATION OF INFORMATION FILED WITH THE SEC...............................44

                              ABOUT THIS PROSPECTUS

This prospectus is part of a resale shelf registration statement. The selling shareholder named under the heading "The Selling Shareholder" may sell, from time to time, in one or more offerings, the shares of common stock described in this prospectus. To the extent required for any offering, a prospectus supplement will set forth the number of shares of common stock being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "How to Obtain More Information."

You should rely only on the information contained or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the shares of common stock described in this prospectus or any applicable prospectus supplement in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporate by reference, is accurate only as of the date of the documents containing the information.
                               CERTAIN DEFINITIONS

Unless otherwise indicated, the terms "Equity Inns," "we," "us," "our," "the company" and "our company" refer to Equity Inns, Inc. and its consolidated subsidiaries, including Equity Inns Partnership, L.P.

All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners. This prospectus or documents incorporated by reference into this prospectus may contain references to registered trademarks owned or licensed to companies other than us, including, but not limited to, AmeriSuites(R), Comfort Inn(R), Courtyard(R), Hampton Inn(R), Holiday Inn(R), Homewood Suites(R), Hilton Garden Inn(R), SpringHill Suites(R) and Residence Inn(R). None of these companies, in any way, is participating in or endorsing the offering of, and shall not in any way be deemed an issuer or underwriter of, the securities offered by this prospectus, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference into this prospectus.

                                   OUR COMPANY

We are a self-advised and self-administered real estate investment trust, or REIT, focused on the upscale extended stay, all suite and midscale segments of the hotel industry. We own, through our subsidiaries, a geographically diverse portfolio of hotels, focusing on hotels franchised by leading brands. Through our wholly-owned subsidiary, Equity Inns Trust, we are the sole general partner of Equity Inns Partnership, L.P., our operating partnership. We conduct substantially all of our business through our operating partnership and our other subsidiaries.

At June 30, 2005, we owned 117 hotel properties with a total of 14,170 rooms in 34 states. In order to qualify as a REIT, we cannot operate hotels. Therefore, our hotels are leased to taxable REIT subsidiaries of our company and are managed by unrelated third parties.

Recent Developments

On July 1, 2005, we completed the acquisition of a 127-room Hampton Inn & Suites hotel located in Nashville, Tennessee, for approximately $9.9 million, including the assumption of approximately $5.8 million in secured long-term debt.

On July 28, 2005, we completed the sale of a 119-room Hampton Inn located in Louisville, Kentucky, for approximately $3.0 million in cash, resulting in a gain of approximately $700,000. This hotel was approximately 19 years old. We utilized the net proceeds from this disposition to pay down existing long-term debt.

On August 8, 2005, we completed the sale of a 117-room Hampton Inn located in Memphis, Tennessee. The hotel, which was approximately 20 years old, was sold for its approximate carrying value of $2.0 million. We utilized the net proceeds from this disposition to pay down existing long-term debt.

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all of the other information included in this prospectus, before you decide to purchase the shares of common stock described in this prospectus. Investing in our common stock involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment.

Risks Related to Our Business

         The events of September 11, 2001, recent economic trends, the U.S.-led military action in Iraq and prospects for future terrorist acts and military action have adversely affected the hotel industry generally, and these adverse effects may continue.

Before September 11, 2001, hotel owners and operators had begun experiencing declining revenue per available room, or "RevPAR," as a result of the slowing U.S. economy. The terrorist attacks of September 11, 2001 and the after-effects (including the prospects for more terror attacks in the United States and abroad), combine with recent economic trends and the U.S.-led military action in Iraq, substantially reduced business and leisure travel and lodging industry revenue RevPAR generally. We cannot predict the extent to which these factors will continue to directly or indirectly impact your investment in our common stock, the lodging industry or our operating results in the future. Continued lower RevPAR at our hotels could have an adverse effect on our results of operations and financial condition, including our ability to remain in compliance with our debt covenants, our ability to fund capital improvements at our hotels, and our ability to make shareholder distributions necessary to maintain our status as a REIT. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the market on which our common stock trades, the hotel industry at large and our operations in particular.

         Our ability to maintain our historic rate of distributions to ou shareholders is subject to fluctuations in our financial performance, operating results and capital expenditure requirements.

As a REIT, we are required to distribute at least 90% of our taxable income each year to our shareholders. In the event of downturns in our operating results and financial performance or unanticipated capital expenditures to our hotels, including capital expenditures which may be required by our franchisors, we may be unable to declare or pay distributions to our shareholders. The timing and amount of distributions are in the sole discretion of our Board of Directors, which will consider, among other factors, our financial performance, debt service obligations and debt covenants, and capital expenditure requirements. We cannot assure you either that we will continue to generate sufficient cash in order to fund distributions at the same rate as our historic rate, or that our Board will continue to maintain our distribution rate at the same levels as we have in the past.

Among the factors which could adversely affect our results of operations and decrease our distributions to shareholders are reduced net operating profits or operating losses resulting from our affiliated taxable REIT subsidiary lessees; increased debt service requirements, including those resulting from higher interest rates on our variable rate indebtedness; and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Among the factors which could reduce the net operating profits of our taxable REIT subsidiary lessees are decreases in hotel revenues and increases in hotel operating expenses. Hotel revenue can decrease for a number of reasons, including increased competition from new supply of hotel rooms and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels.

Effective as of January 1, 2002, we lease all of our hotels to our taxable REIT subsidiary lessees. These taxable REIT subsidiary lessees are subject to hotel operating risks, including risks of sustaining operating losses after payment of hotel operating expenses, including management fees. Many of the following factors described in these risk factors can affect adversely the net operating profits of our taxable REIT subsidiary lessees, our operating expenses and our ability to make distributions to our shareholders.

         Our debt service obligations could adversely affect our overall operating results, may require us to liquidate our properties, and may jeopardize our tax status as a REIT.

In the course of our business, we maintain a significant amount of debt outstanding. Although our Board has adopted a policy of limiting the amount of debt we will incur to approximately 45% of our investment in hotel properties, at cost, the Board may change this debt policy at any time without shareholder approval. At June 30, 2005, our consolidated indebtedness was 40.6% of our investments in hotels, at cost. We and our subsidiaries may be able to incur substantial additional debt, including secured debt, in the future. Our level of debt could subject us to many risks, including the risks that:

    o our cash flow from operations will be insufficient to make required payments of principal and interest;

    o our debt may increase our vulnerability to adverse economic and industry conditions;

    o we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

    o    existing debt, including secured debt, may not be refinanced; and

    o the terms of any refinancing will not be as favorable as the terms of our current debt.

         If we violate covenants in our indebtedness agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all.

At June 30, 2005, we had approximately $480.6 million of outstanding debt and without additional equity financing, as of June 30, 2005, we had the capacity to borrow up to an additional $71.6 million under our $125.0 million line of credit.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance this debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow, and, consequently, cash available for distribution to our shareholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotels on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. As of June 30, 2005 we have pledged 107 of our hotels to secure our outstanding indebtedness. To the extent we cannot meet our debt service obligations, we risk losing some or all of those assets to foreclosure. Also, covenants applicable to our debt could impair our planned strategies and, if violated, result in a default of our debt obligations.

Higher interest rates could increase debt service requirements on our floating rate debt and could reduce the amounts available for distribution to our shareholders, as well as reducing funds available for our operations, future business opportunities or other purposes. We have obtained, and we may obtain in the future, one or more forms of interest rate protection -- in the form of swap agreements, interest rate caps contracts, or similar agreements -- to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our hotel investments at times which may not permit us to receive an attractive return on our investments in order to meet our debt service obligations.

         Our taxable REIT subsidiary lessee structure subjects us to the risk of increased hotel operating expenses, which may adversely affect our return to shareholders.

Before January 1, 2001, substantially all of our hotels were leased to third parties under our system of operating leases, referred to as percentage leases, providing for the payment of rent based in part on revenues from our hotels. Accordingly, our operating risks were essentially limited to changes in hotel revenues and to our third-party lessees' ability to pay the rent due under the percentage leases. In addition to the ownership expenses previously borne by us, our taxable REIT subsidiary lessees are now subject to the risks of increased hotel operating expenses for all of our hotels, including but not limited to the following:

    o    wage and benefit costs;

    o    repair and maintenance expenses;

    o    energy costs, which have increased significantly in recent years;

    o    the costs of liability insurance; and

    o    other operating expenses.

Any increases in these operating expenses can have a significant adverse impact on our earnings and cash flow and our return to shareholders.

Our taxable REIT subsidiary lessees have incurred substantial losses to date after paying all hotel operating expenses, management fees and rent to us.

         Our returns depend on management of our hotels by third parties, and ineffective or poor management could result in losses to our shareholders.

In order to qualify as a REIT, we cannot operate any hotel or participate in the decisions affecting the daily operations of any hotel. REITs are permitted to lease their hotels to wholly owned lessees, such as our taxable REIT subsidiary lessees. Our taxable REIT subsidiary lessees may not operate the leased hotels, and, therefore, they must enter into management agreements with third-party eligible independent contractors which will manage the hotels. Thus, third-party operators, under a management agreement with one of our taxable REIT subsidiary lessees, control the daily operations of each of our hotels.

Under the terms of the management agreements, our ability to participate in operating decisions regarding the hotels is limited. We depend on these third-party management companies to adequately operate our hotels as provided in the management agreements. We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (for instance, setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, RevPAR and average daily rates, we may not be able to force the management company to change its method of operation of our hotels. We can only seek redress if a management company violates the terms of the applicable management agreement with a taxable REIT subsidiary lessee, and then only to the extent of the remedies provided for under the terms of the management agreement. Additionally, in the event that we need to replace any of our management companies, we may experience significant disruptions at our hotels and in our operations generally. Problems with our third party managers could thus result in losses to our shareholders.

         If certain of our hotel managers defaulted on their obligations to provide minimum net operating income to us on 18 of our hotels, net income from these hotels would decrease substantially and our results of operations would be adversely affected.

We have entered into management agreements with subsidiaries of Hyatt Corporation, which are structured so that no management fee is payable by our taxable REIT subsidiary lessees until the taxable REIT subsidiary lessees have achieved minimum levels of net operating income at each of our 18 AmeriSuites(R) hotels managed by Hyatt's subsidiaries. The management agreements specify a net operating income threshold for each of these hotels. If one of these hotels fails to generate net operating income sufficient to reach the threshold, Hyatt's subsidiaries are required under the management agreement to contribute the greater of a predetermined minimum return or the net operating income plus 25% of the shortfall between the threshold amount and the net operating income to our taxable REIT subsidiary lessees. Shortfall contributions by these Hyatt subsidiaries to our company totaled $4.8 million in 2004 and $4.7 million in 2003, and are recorded as a reduction of base management fees, which are included as a component of direct hotel expenses in our consolidated statements of operations as filed annually on our Form 10-K. If the Hyatt subsidiaries defaulted on their obligations to make these shortfall contributions when required, net income from our AmeriSuites(R) hotels would decrease substantially and our results of operations would be adversely affected. These contribution payments are not secured or guaranteed by Hyatt, the parent company, and any recourse we have to the Hyatt subsidiaries may not be sufficient to recover, in part or in full, amounts due under the shortfall contribution obligations.

These minimum net operating income agreements are set to expire at various times in 2007 and 2008, and were not extended in our May 2003 negotiations with Hyatt's subsidiaries. We also do not contemplate being able to enter into minimum net operating income agreements with other parties. Accordingly, after the expirations of these agreements, net income from our AmeriSuites(R) hotels may decrease substantially and our results of operations could be adversely affected.

         Our inability to obtain financing could limit our growth.

Internal growth, which includes periodic capital expenditures and renovation of our hotels to achieve improved revenue performance, along with external growth, in the form of acquisitions, are both important parts of our strategy. We may not be able to fund growth solely from cash provided from our operating activities because we must distribute at least 90% of our taxable income each year to maintain our REIT tax status. Consequently, we rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements. As a result, our ability to fund capital expenditures, acquisitions or hotel development through retained earnings is very limited. Our ability to grow through acquisitions or development of hotels will be limited if we cannot obtain satisfactory debt or equity financing.

Our ability to raise additional equity or debt capital will depend on market conditions. Neither our charter nor our bylaws limits the amount of debt that we can incur. Our Board has adopted a policy that limits our outstanding indebtedness to approximately 45% of our investment in hotel properties, at cost. Our Board can modify this debt limitation policy at any time without shareholder approval. However, we cannot assure you that we will be able to obtain additional equity or debt financing or that we will be able to obtain such financing on favorable terms.

         We may not be able to sell our hotels on favorable terms, which could adversely affect our return to shareholders.

We may decide to sell hotels in the future. We cannot assure you that the market value of our hotels will not decrease in the future. We may not be able to sell our hotels on favorable terms, or such hotels may be sold at a loss, which could adversely affect our return to shareholders.

         Our ability to make distributions to our shareholders may be affected by factors in the hotel industry that are beyond our control.

Operating Risks. Our hotels are subject to various operating risks found throughout the hotel industry. Many of these risks are beyond our control. These include, among other things, the following:

    o competition from other hotels that compete with our hotel properties in a particular geographic market;

    o over-building of hotels in our markets, which adversely affects occupancy and revenues at our hotels;

    o    dependence on business and commercial travelers and tourism;

    o increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

    o increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

    o    adverse effects of general, regional and local economic conditions;

    o    adverse effects of a downturn in the hotel industry; and

    o risks generally associated with the ownership of hotels and real estate, as we discuss in more detail below.

These factors could reduce the net operating profits of our taxable REIT subsidiary lessees, which in turn could adversely affect our ability to make distributions to our shareholders.

Competition for Guests. The midscale-limited service, upscale all-suite and extended stay segments of the hotel business are highly competitive. Our hotels compete on the basis of location, room rates and quality, service levels, reputation and reservation systems, among many other factors. There are many competitors in our market segments, and many of them have substantially greater marketing and financial resources than our operators or us. New hotels are always being constructed and opening, and these additions to supply create new competitors, in some cases without corresponding increases in demand for hotel rooms. The result in some cases may be lower revenue, which would result in lower cash available for distribution to shareholders.

     Competition for Acquisitions. We compete for investment opportunities with entities that have substantially greater financial resources than we have. These entities generally may be able to accept more risk than we can manage wisely. This competition may generally limit the number of suitable investment opportunities offered to us. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

     Seasonality of Hotel Business. The hotel industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including bad weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowing in our first and fourth quarters in order to offset these fluctuations in revenues and to make distributions to our shareholders.

     Investment Concentration in Particular Segments of Single Industry. Our entire business is hotel-related. Our investment strategy in the past has been to acquire interests in midscale-limited service, upscale all-suite and extended stay segments hotel properties. Our current strategy is to reposition our hotel portfolio with a larger representation of upscale hotels. Therefore, a downturn in the hotel industry, in general, and the segments in which we operate, in particular, will have a material adverse effect on our lease revenues and the net operating profits of our taxable REIT subsidiary lessees and amounts available for distribution to our shareholders.

     Capital Expenditures. Our hotels have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also require periodic capital improvements as a condition of keeping the franchise licenses. In addition, our lenders require that we set aside annual amounts for capital improvements to our hotels. The costs of all of these capital improvements could adversely affect our financial condition and amounts available for distribution to our shareholders. These renovations may give rise to the following risks:

    o    possible environmental problems;

    o    construction cost overruns and delays;

    o a possible shortage of available cash to fund renovations and the related possibility that financing for these renovations may not be available to us on affordable terms; and

    o uncertainties as to market demand or a loss of market demand after renovations have begun.

     For the six months ended June 30, 2005, we spent approximately $12.2 million for various capital improvements to our hotels. We expect to spend approximately $25.0 million in 2005 for capital improvements to our hotels.

         The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

     Some of our hotel rooms will be booked through Internet travel intermediaries such as Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as three-star downtown hotel) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to our lodging brands. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

         Operating our hotels under franchise agreements could adversely affect our distributions to our shareholders.

     Our hotels operate under franchise agreements, which require us to pay franchise fees and other costs, and we are subject to the risks that are found in concentrating our hotel investments in several franchise brands. These risks include reductions in business following negative publicity related to one of our brands.

     The maintenance of the franchise licenses for our hotels is subject to our franchisors' operating standards and other terms and conditions. Our franchisors periodically inspect our hotels to ensure that we and our lessees and management companies follow their standards. Failure by us, one of our taxable REIT subsidiary lessees or one of our management companies to maintain these standards or other terms and conditions could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination payment, which varies by franchisor and by hotel. As a condition of our continued holding of a franchise license, a franchisor could also possibly require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. Nonetheless, we may risk losing a franchise license if we do not make franchisor-required capital expenditures.

     If a franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the hotel without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A taxable REIT subsidiary lessee's loss of a franchise license for one or more hotels could materially and adversely affect our revenues. This loss of revenues could, therefore, also adversely affect our financial condition, results of operations and cash available for distribution to shareholders.

         We depend on our key personnel, the loss of any of whom could have an adverse effect on our operations.

     We depend on the efforts and expertise of our Chairman, Chief Executive Officer and President, Executive Vice President and Chief Financial Officer, Executive Vice President of Development, Senior Vice President of Asset Management, Senior Vice President of Real Estate and Controller to manage our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations.

         Investment risks in the real estate industry generally may adversely affect our ability to make distributions to our shareholders.

     General Risks of Investing in Real Estate and Hotels. Our investments in hotels are subject to varying degrees of risk that generally arise from the ownership of real property. The underlying value of our real estate investments and our income and ability to make distributions to our shareholders depend upon the ability of our management companies to operate our hotels so as to maintain or increase room revenues and control operating expenses. Both income from our hotels and our ability to make distributions to our shareholders may be adversely affected by changes beyond our control and our taxable REIT subsidiary lessees' control, including the following:

    o civil unrest, acts of God, including earthquakes, floods, hurricanes and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

    o    adverse changes in national and local economic and market conditions;

    o changes in interest rates and in the availability, cost and terms of debt financing;

    o changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

    o    changes in traffic patterns and neighborhood characteristics;

    o    the potential for uninsured or underinsured property losses;

    o the ongoing need for capital improvements, particularly in older structures;

    o    changes in real property tax rates and other operating expenses;

    o    the relative illiquidity of real estate investments; and

    o    other circumstances beyond our control.

     Uninsured and Underinsured Losses. We maintain comprehensive insurance on each of our hotels, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that current coverage will continue to be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods, losses from foreign terrorist activities such as those on September 11, 2001 or losses from domestic terrorist activities such as the Oklahoma City bombing on April 19, 1995, may not be economically insurable for us. We have been informed by our carriers that our properties are not insured under our current all-risk policies against acts of domestic or foreign terrorism. Several of our lenders have required, and other of our lenders may require, that we carry foreign terrorism-specific insurance. We purchased foreign terrorism-specific insurance covering all of our properties effective March 31, 2003. We have been informed by our lenders that our current coverage satisfies our lenders' insurance requirements, but we have no assurances that our lenders will not require additional coverage in the future. We also purchased domestic terrorism coverage effective March 31, 2003.

     In the future, we may not be able to obtain foreign or domestic terrorism insurance with policy limits and terms (including deductibles) that satisfy us or our lenders, or to obtain this insurance at an economically justifiable price. If we cannot satisfy a lender's insurance requirements in any respect, including but not limited to terrorism coverage, the lender could declare a default. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could have a material adverse effect on our results of operations and ability to obtain future financing. In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. We currently believe, given our discussions with participants in the insurance markets (which are in flux and subject to frequent change), and the nature, physical characteristics and locations of our assets,
(a) that we have customary and adequate coverage under our current insurance policies and (b) that, while we have no assurances, we will be successful in renewing our insurance policies, including policies covering acts of domestic and foreign terrorism, on reasonably satisfactory terms.

         Noncompliance with governmental regulations could adversely affect our operating results.

     Environmental Matters. Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require the owner of a contaminated property to clean up the property, even if the owner did not know of or was not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, like a landfill or an incinerator, to pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

     Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. One example is laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used.

     We could be responsible for the costs  discussed  above, if it found itself in one or more of these situations. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our shareholders. To determine whether any costs of this nature might be required, we commissioned studies -- called Phase I environmental site assessments, or ESAs -- before we acquired our hotels. We obtained the Phase I ESAs to help us identify whether we might be responsible for cleanup costs or other costs in connection with our hotels. The Phase I ESAs on our hotels did not reveal any environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity. However, Phase I ESAs do not always identify all potential problems and sometimes do not identify all potential environmental liabilities.

     As a result, we may have material environmental liabilities of which we are unaware. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities, or (2) the current environmental condition of our hotels will not be affected by the condition of the properties in the vicinity of our hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

     Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations. Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA's requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to make distributions to our shareholders could be adversely affected.

         Increases in our property taxes can adversely affect our ability to make distributions to our shareholders.

     Each of our hotels is subject to real and personal property taxes. These taxes on our hotel properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our shareholders would be adversely affected.

Risks Related to Our Structure

         The ability of our Board of Directors to change our major corporate policies may not be in your interest.

     Our Board of Directors determines our major corporate policies, including our acquisition, financing, growth, operations and distribution policies and our policy of limiting our debt to approximately 45% of our investment in hotel properties, at cost. Our Board may amend or revise these and other policies from time to time without the vote or consent of our shareholders.

         Provisions of our charter and Tennessee law may limit the ability of a third party to acquire control of us.

     Ownership Limitation. Our charter provides that no person may directly or indirectly own more than 9.9% of our common stock or any series of our preferred stock. We refer to this limitation as the "Ownership Limitation." This limitation may prevent an acquisition of control of us by a third party without our Board's approval, even if our shareholders believe the change of control is in their interest.

     Staggered Board of Directors. Under our charter, our Board has three classes of directors. Directors for each class are elected for a three-year term. The staggered terms of our directors may adversely affect the ability to change control of our company, even if shareholders believe a change of control is in their interest. This staggered-board feature may also discourage offers or other bids being made for our capital stock at a premium over the market price.

     Authority to Issue Preferred Stock. Our charter authorizes our Board to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares issued. At June 30, 2005, we had the ability to issue up to 3,800,000 shares of preferred stock as to which our Board has the ability to determine the preferences and rights. Future issuances of shares of preferred stock may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our capital stock, even if shareholders believe that a change of control is in their interest.

     Tennessee Anti-Takeover Statutes. As a Tennessee corporation, we are subject to various anti-takeover laws found in Chapter 103 of Title 48 of the Tennessee Code. These laws place restrictions and require compliance with various procedures designed to protect the shareholders of Tennessee corporations against unfair or coercive mergers and acquisitions. These restrictions and procedural requirements may discourage takeover offers for, or changes in control of our company, including transactions at a premium over the market price of our capital stock, even if shareholders believe that a change of control is in their interest.

Risks Related to Our Tax Status

         The federal income tax laws governing REITs are complex.

     We have operated and intend to continue to operate in a manner that is intended to qualify us as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we have been or will continue to be successful in operating so we can continue to qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of our qualification as a REIT.

         Failure to make required distributions would subject us to tax.

     In order to qualify as a REIT, each year we must pay out to our shareholders in distributions at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws. Our only source of funds to make these distributions comes from distributions that we receive from Equity Inns Partnership, L.P. through its general partner and our wholly owned subsidiary, Equity Inns Trust. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. This risk may be intensified because our current indebtedness restricts our ability to borrow money and sell assets, even if necessary to make distributions to maintain our REIT status.

         Failure to qualify as a REIT would subject us to federal income tax.

     If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income. We might need to borrow money or sell hotels in order to pay any such tax. If we cease to be a REIT, we no longer would be required to distribute most of our taxable income to our shareholders. Unless the federal income tax laws excused our failure to qualify as a REIT, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

         The formation of our taxable REIT subsidiary lessees increases our overall tax liability.

     We lease all of our hotels to our taxable REIT subsidiary lessees. The taxable REIT subsidiary lessees are subject to federal, state and local income tax on their taxable income, which consists of the revenues from the hotels leased by the taxable REIT subsidiary lessees, net of the operating expenses for such hotels and rent payments to us. Accordingly, although we participate in the operating income from our hotels through our taxable REIT subsidiaries lessees, that operating income is fully subject to income tax. The after-tax net income of the taxable REIT subsidiary lessees is available for distribution to us as dividends.

     We will incur a 100% excise tax on transactions with our taxable REIT subsidiary lessees that are not conducted on an arm's-length basis. For example, to the extent that the rent paid by the taxable REIT subsidiary lessee to us exceeds an arm's-length rental amount, such amount potentially will be subject to the excise tax. We believe that all transactions between us and our taxable REIT subsidiary lessees are conducted on an arm's length basis and, therefore, that the rent paid by our taxable REIT subsidiary lessees to us will not be subject to the excise tax

         Our ownership limitation may restrict or prevent you from engaging in certain transfers of our common stock.

     In order to maintain our REIT qualification, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year. To preserve our REIT qualification, our charter prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or any series of our preferred stock by any person, subject to several exceptions, which we refer to as the "Ownership Limit." Generally, any shares of our capital stock owned by affiliated owners will be added together for purposes of the Ownership Limitation.

     If anyone transfers shares in a way that would violate the Ownership Limitation or prevent us from continuing to qualify as a REIT under the federal income tax laws, we will consider the transfer to be null and void from the outset, and the intended transferee of those shares will be deemed never to have owned the shares. Those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the Ownership Limitation. Anyone who acquires shares in violation of the Ownership Limitation or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

Risks Related to Our Common Stock

         The market price of our common stock may vary substantially.

     The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the price of our common stock in public trading markets is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to shareholders, may lead prospective purchasers of our shares to demand a higher annual yield, which could reduce the market price of our common stock.

         Other factors that could affect the market price of our common stock include the following:

    o actual or anticipated variations in our quarterly results of operations;

    o changes in market valuations of companies in the hotel or real estate industries;

    o changes in expectations of future financial performance or changes in estimates of securities analysts;

    o    fluctuations in stock market prices and volumes;

    o    issuances of common stock or other securities in the future;

    o    the addition or departure of key personnel; and

    o announcements by us or our competitors of acquisitions, investments or strategic alliances.

                           FORWARD LOOKING INFORMATION

     This prospectus and the information incorporated by reference into it contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words "believes," "anticipates," "expects," "estimates," "intends," "plans," "projects," "will continue" and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption "Risk Factors" and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the Securities and Exchange Commission, or SEC, that could cause actual results to differ materially from our forward-looking statements.

     Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the "Risk Factors" or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the "Risk Factors" section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be read with caution.

                                 USE OF PROCEEDS

     All of the shares of common stock covered by this prospectus are being offered by the selling shareholder. We will not receive any of the proceeds from the sale of common stock offered by this prospectus.

                             THE SELLING SHAREHOLDER

     The following table lists the name of the selling shareholder, the number of shares of common stock beneficially owned by the selling shareholder as of October 11, 2005, and the number of shares that may be offered for sale by this prospectus. For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities currently held or issuable to the person within 60 days of the date hereof. Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Because the selling shareholder may tender for redemption all, some or none of its operating partnership units, and may receive, at our option, cash rather than shares of common stock upon redemption, we cannot give a definitive estimate as to the number of shares of common stock that will be held by the selling shareholder after the offering. In preparing the table below, we have assumed that the selling shareholder will sell all of the common stock offered by this prospectus. At June 30, 2005, there were 53,998,245 shares of our common stock outstanding.

     We prepared this table based on the information supplied to us by the selling shareholder named in the table. Unless otherwise disclosed in the footnotes to the table, the selling shareholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years.


Name of Selling Shareholder              Number of Shares      Number of Shares of     Number of Shares of       Percentage of
---------------------------              ----------------      -------------------     -------------------       -------------

                                                                                                              Outstanding Shares
                                          of Common Stock                                 Common Stock          of Common Stock
                                        Beneficially Owned        Common Stock         Beneficially Owned     Beneficially Owned
                                       Prior to the Offering        Offered(1)         After the Offering     After the Offering

J.B. McKibbon, L.P.(2)..............       0                        301,315                         0                  --

______________________

(1) Represents shares of common stock issuable upon redemption of units of our operating partnership held directly by the selling shareholder.

(2) J.B. McKibbon, L.P. is an affiliate of McKibbon Hotel Group, which has sold to, and is the manager of, 18 of our hotels.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is only a summary of some of the rights of shareholders that may be important to you. The description of our capital stock set forth below describes certain general terms and provisions of the capital stock. The following description is subject to and qualified in its entirety by reference to Tennessee law, our charter and our bylaws. We incorporate our charter and bylaws into this prospectus by reference as exhibits to the registration statement of which this prospectus is a part.

General

     Under our charter, the total number of shares of all classes of stock that we are authorized to issue is 110,000,000, consisting of 100,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

     Subject to our charter's provisions described below under "Certain Provisions of Tennessee Law and Our Charter and Bylaw -- Restrictions on Ownership and Transfer," the holders of our common stock are entitled to one vote per share on all matters voted on by our shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors, or Board, regarding any series of preferred stock, the holders of shares of our common stock exclusively possess all voting power of our company. Our charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to such dividends as may be declared from time to time by our Board from funds available for that purpose and upon liquidation of our company, the holders of our common stock are entitled to receive on a proportionate basis all of our assets available for distribution to these holders. All outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have no preemptive rights.

     The transfer agent and registrar for our common stock is SunTrust Bank. Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "ENN."

Preferred Stock

     Our Board is authorized to issue shares of preferred stock in one or more series, to establish the number of shares in each series, and to fix the designation, powers, preferences and rights of each such series as well as the qualifications, limitations or restrictions. Because our Board has the power to establish the preferences and rights of each class or series of preferred stock, our Board may provide the holders of any series or class of preferred stock with preferences, powers and rights, voting or otherwise, that are senior to the rights of holders of common stock. The issuance of preferred stock could effectively delay or prevent a change in control of our company. See "Risk Factors -- Risks Related to Our Structure."

     Unless otherwise specified in the prospectus supplement relating to a particular series of preferred shares, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to the common stock.

     In August 2003, we issued 3,162,500 shares of Series B preferred stock, and in October 2003, we issued an additional 287,500 shares of Series B preferred stock.
     Holders of our Series B preferred stock are entitled to receive, when and as declared by the Board, out of funds of our company legally available for payment, cash dividends at the rate of 8.75% per annum of the $25 per share liquidation preference (equivalent to $2.1875 per annum per share). These dividends are cumulative from the date of original issue, whether or not in any dividend period or periods (i) these dividends are declared, (ii) funds shall be legally available for the payment of these dividends or (iii) any of our agreements prohibit payment of these dividends. Upon liquidation of our company, the holders of shares of Series B preferred stock will be entitled to receive a liquidation preference of $25 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to these holders. We may redeem shares of our Series B preferred stock beginning August 11, 2008, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The Series B preferred stock is not convertible into or exchangeable for any other property or securities of our company and is described in more detail in our registration statement on Form 8-A/A, which was filed with the SEC on August 7, 2003.

     The Series B preferred stock is the only series of preferred stock that we have currently issued and is traded on the NYSE under the symbol "ENN PrB." The transfer agent for our Series B preferred stock is SunTrust Bank.

                       CERTAIN PROVISIONS OF TENNESSEE LAW
                           AND OUR CHARTER AND BYLAWS

     The following description of certain provisions of Tennessee law and of our charter and bylaws is only a summary. We refer you to the applicable Tennessee law, our charter and our bylaws.

Restrictions on Ownership and Transfer

     For our company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, we must meet certain requirements concerning the ownership of our outstanding stock. Specifically, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In addition, at least 100 persons must be beneficial owners of our stock during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification." Further, we must meet certain requirements regarding the nature of our gross income in order to qualify as a REIT. One such requirement is that at least 75% of our gross income for each year must consist of "rents from real property" and income from certain other real property investments. The rent received from a lessee will not qualify as "rents from real property" if any shareholder or group of related or affiliated shareholders of any lessee (other than a taxable REIT subsidiary lessee) directly or constructively owns both 10% or more of our stock and 10% or more of the lessee. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification -- Income Tests." Because our Board believes that we must continue to qualify as a REIT, our charter limits the ownership and transfer of our stock.

     Our charter contains a provision that provides that, subject to certain specified exceptions, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of any class of our outstanding stock, which we refer to as the "Ownership Limitation." The Board may, but is not required to, waive the Ownership Limitation if it is presented with satisfactory evidence that such waiver will not jeopardize our REIT status. As a condition of such waiver, the Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status.

     Any transfer of shares of common stock or preferred stock that would (i) result in any person directly or indirectly owning common stock or preferred stock in excess of the Ownership Limitation, (ii) result in our outstanding stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in our company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause us to directly or constructively own 10% or more of the ownership interests in one of our lessees, within the meaning of Section 856 (d) (2) (B) of the Code, shall be void from the outset, and the intended transferee will acquire no rights in such shares. In addition, these shares will be designated as "Shares-in-Trust" and will be transferred automatically to a share trust. This transfer will be effective on the day before the purported transfer of such shares of common stock or preferred stock. The prohibited owner will be required to submit such number of shares of common stock or preferred stock to us for registration in the name of the share trust. We will designate the share trustee, but the share trustee will not be affiliated with us. The beneficiary will be one or more charitable organizations that we select.

     Shares-in-Trust will remain issued and outstanding shares of common stock or preferred stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The share trust will receive all dividends and distributions on the Shares-in-Trust and will hold these dividends and distributions in trust for the benefit of the beneficiary. The share trustee will vote all Shares-in-Trust. The share trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another share trust and resulting in the redesignation of such common stock or preferred stock as Shares-in-Trust.

     The prohibited owner with respect to Shares-in-Trust will be required to repay to the share trust the amount of any dividends or distributions received by the prohibited owner (i) that are attributable to any Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The prohibited owner generally will receive from the share trustee the lesser of (i) the price per share the prohibited owner paid for the shares of common stock or preferred stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of the transfer) and (ii) the price per share received by the share trustee from the sale of the Shares-in-Trust. Any amounts received by the share trustee in excess of the amounts to be paid to the prohibited owner will be distributed to the beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created the Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that we, or our designee, accept such offer. We will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in the Shares-in-Trust and (ii) the date we determine in good faith that a transfer resulting in the Shares-in-Trust occurred.

     "Market Price" on any date means the average of the "Closing Price" for the five previous consecutive "Trading Days" ending on such date. The "Closing Price" on any date means:

    o the last sale price for the common or preferred stock, or if no sale takes place on that day, the average of the closing bid and asked prices for the stock, as reported on the New York Stock Exchange or another principal national securities exchange on which the stock is listed; or

    o the last quoted price for the common or preferred stock, or if the price is not quoted, the average of the high bid and low asked prices for the stock, as reported by Nasdaq or another principal automated quotations system; or

    o if the common or preferred stock is not listed or quoted on any such exchange or system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the stock selected by our Board.

     "Trading Day" means a day on which the principal national securities exchange on which our shares of common stock or preferred stock are listed or admitted to trading is open for the transaction of business or, if our shares of common stock or preferred stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Any person who acquires or attempts to acquire shares of common stock or preferred stock in violation of the foregoing restrictions, or any person who owned shares of common stock or preferred stock that were transferred to a share trust, will be required (i) to give us immediate written notice of such event and (ii) to provide us with such other information as we may request in order to determine the effect, if any, of this transfer on our REIT status.

     Our charter requires all persons who own, directly or indirectly, more than 5% (or such lower percentages as required under regulations under the Code) of the outstanding shares of common stock and preferred stock, within 30 days after January 1 of each year, to provide us with a written statement or affidavit. This statement or affidavit must provide the name and address of such direct or indirect owner, the number of shares of our stock (including both common stock and any outstanding series of preferred stock) owned directly or indirectly by that owner, and a description of how the shares are held. In addition, each direct or indirect shareholder must provide us with additional information as we may request in order to determine the effect, if any, of such ownership on our REIT status and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of our stock by an underwriter that participates in a public offering of our stock. In addition, our Board, on receiving a ruling from the IRS or an opinion of counsel and upon such other conditions as our Board may direct, may exempt a person from the Ownership Limitation under certain circumstances. The above-noted restrictions will continue to apply until (i) our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and (ii) we receive the affirmative vote of two-thirds of the number of shares of common stock entitled to vote on such matter at a special meeting of shareholders.

     The Ownership Limitation could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our capital stock or otherwise be in the best interest of our security holders. See "Risk Factors -- Risks Related to Our Structure."

     All certificates representing shares of our common stock or any series of preferred stock will bear a legend referring to the restrictions described above.

Staggered Board of Directors

     Our charter provides that our Board is divided into three classes of directors. The classes serve for staggered three-year terms. The classification of directors will effectively make it more difficult for shareholders to change the composition of our Board. We believe, however, that the longer time required to elect a majority of a classified Board will help to ensure continuity and stability of our company's management and policies.

     The classification provisions also could have the effect of discouraging a third party from accumulating large blocks of our stock or attempting to obtain control of our company, even though such an attempt might be beneficial to us and our shareholders.

Number of Directors; Removal; Filling Vacancies

     Our charter and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will consist of not less than three nor more than nine persons, subject to increase or decrease by the affirmative vote of 80% of the members of our entire Board. At all times, a majority of our directors must be independent directors, except that upon the death, removal or resignation of an independent director, this requirement will not apply for 60 days. The holders of our common stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Our bylaws provide that, subject to any rights of holders of preferred stock, and unless our Board otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, provided that independent directors shall nominate and approve directors to fill the vacancies created by independent directors. Accordingly, our Board could temporarily prevent any shareholder entitled to vote from enlarging our Board and filling the new directorships with such shareholder's own nominees. Any director so elected will hold office until the next annual meeting of shareholders.

     A director may be removed with or without cause by the affirmative vote of the holders of 75% of the outstanding shares entitled to vote in the election of directors at a special meeting of the shareholders called for the purpose of removing him. Limitation of Liability; Indemnification

     Our charter provides that, to the maximum extent that Tennessee law in effect from time to time permits limitation of the liability of directors and officers, none of our directors or officers shall be liable to our company or our shareholders for money damages.

     Our charter provides that we shall, to the fullest extent permitted by Tennessee law, indemnify any director, officer, employee or agent against any expense incurred by such person if the disinterested directors, the shareholders or independent legal counsel determine that such person conducted himself in good faith and (a) reasonably believed, in the case of conduct in his official capacity with us, that his conduct was in our company's best interest and in all other cases, that his conduct was at least not opposed to our company's best interest and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     Any indemnification that we may make under the provisions of our charter described above shall be paid out of our company's assets and shall not be recoverable from the shareholders. We currently purchase director and officer liability insurance to provide a source of funds to pay any indemnification described above. To the extent that the above-noted indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

Amendment

     Our charter may be amended by the affirmative vote of the holders of a majority of the shares of our common stock present at a meeting at which a quorum is present, with the shareholders voting as a class with one vote per share; provided, however, that (i) the charter provision providing for the classification of our Board into three classes may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of our Board or the affirmative vote of holders of at least 75% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class; (ii) the provisions relating to the limitation on indebtedness may not be amended without an affirmative vote of the holders of a majority of the outstanding shares of common stock; and (iii) our company cannot take any action intended to terminate our REIT qualification without the approval of the holders of two-thirds of the outstanding shares of common stock. Our bylaws may be amended by our Board or by vote of the holders of a majority of the outstanding shares of our common stock, provided, however, that provisions with respect to the staggered terms of the Board cannot be amended without the affirmative vote of 80% of the members of our entire Board or the holders of 75% of the outstanding shares of capital stock generally entitled to vote in the election of directors, voting separately as a class.

Operations

     Under our charter, we are generally prohibited from engaging in certain activities. These prohibitions include acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Tennessee Anti-Takeover Statutes

     In addition to certain of our charter provisions discussed above, Tennessee has adopted a series of statutes that may discourage takeover attempts or tender offers, including offers or attempts that might result in the payment of a premium over the market price for our capital stock, or that security holders might otherwise consider in their best interest. These statutes are set forth in Chapter 103 of Title 48 of the Tennessee Code.

     Under the Tennessee Investor Protection Act, unless a company's Board has recommended a takeover offer to its shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year before the proposed takeover offer, may offer to acquire any class of equity securities of an offeree company under a tender offer if, after the acquisition thereof, the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the offeree company. However, this prohibition does not apply if the offeror, before making this purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire the securities, and has filed with the Tennessee Commissioner of Commerce and Insurance, or TCCI, and with the offeree company a statement signifying such intentions and containing additional information as the Commissioner by rule prescribes. An offeror must provide that any equity securities of an offeree company deposited or tendered under a takeover offer may be withdrawn by or on behalf of an offeree at any time within seven days from the date the takeover offer has become effective following filing with TCCI and the offeree company and public announcement of the terms or after 60 days from the date the takeover offer has become effective. If an offeror makes a takeover offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities shall be accepted on a proportionate basis. If an offeror varies the terms of a takeover offer before its expiration date by increasing the consideration offered to shareholders of the offeree company, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the takeover offer.

     The Tennessee Control Share Acquisition Act provides that "control shares" of a Tennessee corporation acquired in a "control share acquisition" have the same voting rights as all other shares of the same class or series only if approved at an annual or special meeting by the holders of a majority of all shares entitled to vote generally with respect to the election of directors, but excluding shares of stock owned by an acquiring person, officers and employees of the corporation who are also directors. "Control shares" are voting shares of stock which, if aggregated with all of the other shares of stock previously acquired by the person, would entitle the acquiror to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (A) one-fifth ( 1/5) or more but less than one-third ( 1/3) of all voting power; (B) one-third ( 1/3) or more but less than a majority of all voting power; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses and deliver a control share acquisition statement to the corporation), may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights to be accorded the control shares acquired or to be acquired in the control share acquisition. If no request for a special meeting of shareholders is made, consideration of the voting rights to be accorded the control shares acquired or to be acquired in the control share acquisition shall be presented at the next annual or special meeting of shareholders. If voting rights are not approved at the shareholders' meeting, or if the acquiring person does not deliver a control share acquisition statement as permitted by the act, then, subject to certain conditions and limitations, the corporation may redeem all but not less than all of the control shares acquired in a control share acquisition, at any time during the period ending 60 days after the last acquisition of control shares by an acquiring person, from the acquiring person for the fair value of such shares. If a control share acquisition statement is filed, fair value is determined as of the effective date of the vote of the shareholders denying voting rights to the acquiring person or, if no such statement is filed, as of the date of the last acquisition of control shares by the acquiring person without regard to the effect of the denial of voting rights. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all shareholders who have not voted in favor of granting such voting rights to the acquiring person may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights includes consideration of the valuations, future events or transactions bearing upon the corporation's value to the acquiring shareholder as described in any valuations, projections or estimates made by or on behalf of the acquiring person or his associates. The Tennessee Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction.

     Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years after the date that a shareholder becomes an interested shareholder unless before this date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction (a) (i) complies with all applicable charter and bylaw requirements and (ii) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, and (b) meets certain fair price criteria. "Business combination" is defined by the statute as being any (i) merger or consolidation;
(ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares, or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation or dissolution proposed by the interested shareholder; (vi) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or (vii) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder. "Interested shareholder" is defined as being
(i) any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who at any time within the five-year period immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation.

     The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days before the purchase and sale or before the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

                              PARTNERSHIP AGREEMENT

     The following is a summary of the material terms of the third amended and restated agreement of limited partnership of our operating partnership, which we refer to in this prospectus as our partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "How to Obtain More Information."

Formation; Management

     Our operating partnership was organized as a Tennessee limited partnership on November 30, 1993. Equity Inns Trust, or the Trust, which is organized as a Maryland real estate investment trust and is wholly-owned by us, is the sole general partner of the operating partnership. Pursuant to the partnership agreement and through the Trust as the sole general partner of the partnership, we have, subject to certain protective rights of limited partners described below, responsibility and discretion in the management and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership's line of business and distribution policies. In general, we may amend the partnership agreement without the consent of the limited partners. However, except as provided in the next sentence, any amendment to the partnership agreement that would:

    o affect certain conversion rights or redemption rights of the limited partners adversely,

    o adversely affect the rights of the limited partners to receive distributions payable to them,

    o alter the partnership's allocation of profit and loss to the limited partners, and

    o impose any obligation to make additional capital contributions upon the limited partners requires the consent of the holders of a majority of the units of our operating partnership, excluding those held by us. The partnership agreement provides that the general partner shall place appropriate restrictions on the ability of limited partners to transfer partnership interests or exercise certain conversion rights as and if deemed necessary to ensure that the operating partnership does not constitute a "publicly traded partnership" taxable as a corporation for federal income tax purposes. If and when the general partner determines it necessary to impose these restrictions, the general partner will give prompt written notice of such action to each of the limited partners.

Transferability of Interests

     In general, we may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership. We may, however, enter into a merger, consolidation or similar corporate transaction the result of which is a transfer of or change in the general partner if we receive the consent of the holders of a majority of the units of our operating partnership, excluding those held by us, the contemplated transaction provides that the limited partners receive property in an amount equal to the amount they would have received had they exercised their redemption rights with respect to our shares immediately prior to such transaction, or our successor contributes substantially all of its assets to the partnership in exchange operating partnership units with a fair market value equal to the value of the assets contributed and agrees to assume all obligations of the general partner under the partnership agreement.

     With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.

Capital Contribution

     The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow these funds from a financial institution or other lender and lend these funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of capital stock as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in the general partner's, the partnership's and our best interests. If we contribute additional capital to the partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property that has not been reflected in the capital accounts previously would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of this property for fair market value on the date of the revaluation. Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise, which would have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests that we own as general partner.

Redemption Rights

     Pursuant to Section 8.05 of the partnership agreement, all of the current holders of the units of our operating partnership, other than us, have redemption rights, which enable them to cause us to redeem their units for shares of common stock of our company on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events, or, at our option, to redeem their units for a cash amount equal to the value of the shares of common stock into which the units would otherwise be converted. The cash value of such shares of common stock shall be calculated from the average of the daily market price of our common stock on the New York Stock Exchange for the ten-consecutive-trading-day period immediately preceding the date that the holder of the units provides notice of redemption. Pursuant to the partnership agreement, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of shares of our common stock to the limited partner would:

    o result in any person owning, directly or indirectly, common stock in excess of the ownership limitations set forth in our charter;

    o result in our shares of common stock being owned by fewer than 100 persons, as determined without reference to any rules of attribution;

    o result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code;

    o cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership's real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

    o be likely to cause the acquisition of common stock by such redeeming limited partner to be "integrated" with any other distribution of common stock or units of our operating partnership for purposes of complying with the Securities Act.

In all cases, however, each limited partner may not exercise the redemption right for fewer than 100 units of our operating partnership or, if such limited partner holds fewer than 100 units, all of the units held by such limited partner, without our consent.

     The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT and to avoid any federal income or excise tax liability imposed by the Internal Revenue Code. In addition, the partnership agreement empowers the general partner to do any and all acts and things necessary to ensure that the partnership will not be classified as a "publicly traded partnership" taxable as a corporation under Section 7704 of the Internal Revenue Code.

     In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include:

    o    all expenses relating to our continuity of existence;

    o    all expenses relating to offerings and registration of securities;

    o all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

    o all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

    o all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the partnership.

Distributions

     The partnership agreement provides that, except for quarterly preferred distributions made with respect to the series A and series B preferred units of limited partnership we hold (which distributions mirror the dividends on our series A and series B preferred stock), the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion (but not less than on a quarterly basis), to us and the limited partners in accordance with the respective percentage interests of the partners in the partnership (excluding our interest in the partnership attributable to the series A and series B preferred units).

     Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to the partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

     Except for special allocations with respect to the series A and series B preferred units, profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to the partners in accordance with their respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury Regulations promulgated thereunder. The general partner shall have the authority to elect the method to be used by the partnership for allocating items of income, gain and expense required by Section 704(c) of the Internal Revenue Code.

Term

     The partnership shall continue in full force and effect until December 31, 2053, unless dissolved upon:

   o the bankruptcy, dissolution or withdrawal of the general partner (unless the limited partners elect to continue the partnership);

   o the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

   o the redemption of all units of our operating partnership, other than those held by us, if any; or

   o an election by the Trust, in its capacity as the sole general partner of our operating partnership.

Tax Matters

     Pursuant to the partnership agreement, the general partner is the tax matters partner of the partnership. Accordingly, the Trust, as general partner of our operating partnership, has the authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

Registration Rights

     Pursuant to the partnership agreement, we have agreed (a) to prepare and file a registration statement, including amendments and supplements thereto, with respect to any of our shares of common stock that may be issued in redemption of our operating partnership units, or redemption shares (including the shares described in this prospectus), (b) to use our best efforts to cause the registration statement to be declared effective under the Securities Act, and (c) to keep the registration statement continuously effective for a period expiring on the earlier of (i) the date when all of the redemption shares covered thereby have been resold pursuant thereto, or (ii) the date on which the holder of redemption shares, pursuant to Rule 144(k) under the Securities Act, may sell the redemption shares without registration under the Securities Act.

     We have agreed to pay all expenses of effecting the registration of the redemption shares (other than any underwriter or broker discounts or commissions or any fees and expenses incurred by the selling shareholders in connection with such registration which, according to the written instructions of any regulatory authority, we may not pay) pursuant to the partnership agreement. In addition, pursuant to the partnership agreement, we have also agreed to indemnify the selling shareholders and their officers and directors and any person who controls the holder against certain losses, claims, damages, liabilities and expenses arising under the securities laws and the selling shareholders have severally agreed to indemnify us and our directors and officers (including each director and officer of our company who signed this registration statement), and any person who controls us against other losses, claims, damages, liabilities and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to us by the selling shareholders expressly for use in the registration statement or prospectus or any amendment or supplement thereto.

     We have no obligation to retain any underwriter to effect the sale of the redemption shares.

             FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

     This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporation.

     The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale shares of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

     We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1994. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

     In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 2002 through December 31, 2004, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2005 and in the future. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "-- Failure to Qualify."

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

    o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

    o We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

    o We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

    o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

    o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "-- Requirements for Qualification -- Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the greater of the amount by which (a) we fail the 75% gross income test or (b) 90% (or 95% commencing with our 2005 taxable year) of our total gross income exceeds the sources of our gross income that satisfy the 95% gross income test, multiplied by
             (2) a fraction intended to reflect our profitability.

    o        If we fail to distribute during a calendar year at least the sum of
             (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% nondeductible excise tax on the excess of such required distribution over the amount we actually distributed.

    o In the event of a more than de minimis failure of any of the asset tests occurring during our 2005 and subsequent taxable years, as described below under "--Requirements for Qualification--Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the Internal Revenue Service, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

    o In the event we fail to satisfy one or more requirements for REIT qualification during our 2005 and subsequent taxable years, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

    o We may elect to retain and pay income tax on our net long-term capital gain. In that case, to the extent that we make a timely designation of such gain to the shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

    o If we acquire any asset from a C corporation (i.e., a corporation that generally is subject to full corporate-level tax), in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation's basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of:

                  o the amount of gain that we recognize at the time of the sale or disposition; and

                  o the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

    o We will incur a 100% excise tax on the excess of certain deductible payments by a "taxable REIT subsidiary" over the payments that would have been made by an unrelated party acting on an arm's-length basis. For example, in the event that the Internal Revenue Service were to assert successfully that the rents paid to us by our taxable REIT subsidiary lessees exceed the rents that would be charged between two unrelated parties acting at arm's length, such excess rents would be subject to this 100% excise tax.

Requirements for Qualification

     A REIT is a corporation, trust, or association that meets the following requirements:

    1.       it is managed by one or more trustees or directors;

    2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

    3. it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

    4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

    5. at least 100 persons are beneficial owners of its shares or ownership certificates;

    6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities), during the last half of any taxable year;

    7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

    8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws applicable to REITs; and

    9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know (after exercising reasonable diligence) that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. In the case of a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, the beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

     We have issued sufficient stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of the stock are described in "Certain Provisions of Tennessee Law and Our Charter and Bylaws -- Restrictions on Ownership and Transfer."

     A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

     An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of Equity Inns Partnership, L.P. ("Equity Inns Partnership") and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly (together, the "Partnership Subsidiaries"), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     REITs are permitted to own, directly or indirectly, up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to lease hotels meeting certain requirements from the related REIT or the REIT's affiliates as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. We have established several taxable REIT subsidiaries, which currently lease all of our hotels. Our taxable REIT subsidiary lessees have engaged third-party management companies to manage all of our hotels. Unlike a REIT, which generally pays no corporate tax if it distributes its income, our taxable REIT subsidiaries are subject to corporate income tax on their taxable income. See "-- Taxable REIT Subsidiaries."

         Income Tests

     We  must  satisfy  two  gross   income  tests   annually  to  maintain  our
qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

    o    rents from real property;

    o interest on debt secured by mortgages on real property or interests in real property;

    o dividends or other distributions on and gain from the sale of shares in other REITs; and

    o    gain from the sale of real estate assets.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions (for our 2004 and prior taxable years), or any combination of the foregoing. Gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests but is subject to a 100% "prohibited transactions" tax. In addition, commencing with our 2005 taxable year, income and gain from "hedging transactions," as defined in "--Hedging Transactions," that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test, but not the 75% gross income test. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

    o First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

    o Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a taxable REIT subsidiary.

    o Third, if the tenant is a taxable REIT subsidiary, such taxable REIT subsidiary may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the taxable REIT subsidiary by a person who qualifies as an "independent contractor" and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the taxable REIT subsidiary. See "-- Taxable REIT Subsidiaries."

    o Fourth, if the rent attributable to personal property leased in connection with a lease of real property (including our lease of hotels to taxable REIT subsidiaries) is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

    o Fifth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through a taxable REIT subsidiary or through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through a taxable REIT subsidiary or an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through a taxable REIT subsidiary or an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property.

     Pursuant to percentage leases, our taxable REIT subsidiary lessees lease from Equity Inns Partnership, L.P. and its partnership subsidiaries (the "Partnership Subsidiaries") the land, buildings, improvements, furnishings, and equipment comprising the hotels, for terms ranging from 5 to 15 years. The percentage leases provide that the taxable REIT subsidiary lessees are obligated to pay to Equity Inns Partnership, L.P. or the Partnership Subsidiaries (1) the greater of a minimum base rent or percentage rent and (2) "additional charges" or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues for each of the hotels in excess of certain levels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent accrues and is required to be paid monthly and percentage rent accrues and is required to be paid quarterly.

     Treatment of Taxable REIT Subsidiary Leases as "True Leases." In order for the base rent, percentage rent, and additional charges to constitute "rents from real property," the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

    o    the intent of the parties;

    o    the form of the agreement;

    o the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

    o the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

     In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

    o    the service recipient is in physical possession of the property;

    o    the service recipient controls the property;

    o the service recipient has a significant economic or possessory interest in the property, as evidenced by such key factors as whether (1) the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, (2) the recipient shares the risk that the property will decline in value,
         (3) the recipient shares in any appreciation in the value of the property, (4) the recipient shares in savings in the property's operating costs, or (5) the recipient bears the risk of damage to or loss of the property;

    o the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

    o the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

    o the total contract price substantially exceeds the rental value of the property for the contract period.

     Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

     We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

    o Equity Inns Partnership, L.P. and the Partnership Subsidiaries, on the one hand, and the taxable REIT subsidiary lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

    o the taxable REIT subsidiary lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

    o the taxable REIT subsidiary lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements, and generally dictate how the hotels are operated, maintained, and improved;

    o the taxable REIT subsidiary lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes;

    o the taxable REIT subsidiary lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

    o the taxable REIT subsidiary lessees generally have indemnified Equity Inns Partnership, L.P. and the Partnership Subsidiaries against all liabilities imposed on Equity Inns Partnership, L.P. and the Partnership Subsidiaries during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels or (2) the taxable REIT subsidiary lessees' use, management, maintenance, or repair of the hotels;

    o the taxable REIT subsidiary lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

    o the taxable REIT subsidiary lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

    o Equity Inns Partnership, L.P. and the Partnership Subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the taxable REIT subsidiary lessees; and

    o the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

     Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that Equity Inns Partnership, L.P. and the Partnership Subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.


     Percentage Rent Requirements. As described above, in order for the rent received by us to constitute "rents from real property," several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

    o    are fixed at the time the percentage leases are entered into;

    o are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

    o    conform with normal business practice.

     More generally, the percentage rent will not qualify as "rents from real property" if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

     Related Party Rent Rules. Another requirement for qualification of our rent as "rents from real property" (referred to as the "Related Party Rent Rule") is that we must not own, actually or constructively, 10% or more of the stock of a corporate lessee or 10% or more of the interests in the assets or net profits of a non-corporate lessee (a "related party tenant") other than one of our taxable REIT subsidiaries. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. All of our hotels are leased to our taxable REIT subsidiary lessees, and therefore the Related Party Rent Rule does not apply to such leases. Moreover, our charter prohibits transfers of our stock that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. Such charter provision is not intended to prevent us from leasing our hotels to taxable REIT subsidiaries. Based on the foregoing, we should never own, actually or constructively, 10% of more of any lessee other than a taxable REIT subsidiary. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a taxable REIT subsidiary at some future date.

     Taxable REIT Subsidiary Exception to Related Party Rent Rule. The Related Party Rent Rule described above, which treats rents derived from a related person as nonqualifying income to the REIT, does not apply where the REIT (or its affiliate) leases hotels to a taxable REIT subsidiary of the REIT, provided certain requirements are satisfied (the "Taxable REIT Subsidiary Exception"). A taxable REIT subsidiary is a fully taxable corporation as to which the REIT owns, directly or indirectly, all or a portion of its shares. See "-- Taxable REIT Subsidiaries." Both the taxable REIT subsidiary and the REIT must elect for the corporation to be taxed as a taxable REIT subsidiary.

     In order for rents derived from a hotel lease to qualify for the Taxable REIT Subsidiary Exception to the Related Party Rent Rule, the following requirements must be satisfied:

    o The hotels leased to the taxable REIT subsidiary must constitute "qualified lodging facilities." A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis. Further, no wagering activities may be conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A qualified lodging facility includes amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

    o The taxable REIT subsidiary cannot directly or indirectly operate or manage any hotel or directly or indirectly provide rights to any brand name under which any hotel is operated.

    o The hotel that is leased to the taxable REIT subsidiary must be operated on behalf of the taxable REIT subsidiary by a person who qualifies as an "independent contractor," which means that (i) such person cannot own, directly or indirectly (taking into account constructive ownership rules), more than 35% of the REIT's shares, (ii) no person or group of persons owning, directly or indirectly (taking into account constructive ownership rules), 35% or more of the REIT's outstanding shares may own, directly or indirectly (taking into account constructive ownership rules), more than 35% of the ownership interests in the contractor, and (iii) while the statutory language is unclear on this point, the REIT may not be able to derive any income from the contractor or bear the expenses of the contractor, other than expenses of operating the facility under the management contract. Further, the independent contractor (or a person related to the independent contractor) must be actively engaged in the trade or business of operating "qualified lodging facilities" for any person that is not related to us or the taxable REIT subsidiary lessee (an "eligible independent contractor").

     We formed several entities to act as taxable REIT subsidiary lessees of our hotels. The stock of the holding company for our taxable REIT subsidiary lessees is 100% owned by Equity Inns Partnership, L.P. We made taxable REIT subsidiary elections with respect to such holding company and our taxable REIT subsidiary lessees. A REIT's ownership of the shares of a taxable REIT subsidiary lessee through a subsidiary partnership, such as Equity Inns Partnership, L.P., should constitute "indirect" ownership of the shares of such entities for purposes of qualifying the entity as a taxable REIT subsidiary. Each of our hotels constitutes a "qualified lodging facility" as to which substantially all of the units are leased on a transient basis. All facilities and amenities included in the hotels are customarily provided by other hotels of comparable size and class, and no wagering activities are conducted at or in connection with our hotels by any person legally engaged in a wagering business. Each of our taxable REIT subsidiaries has engaged third-party hotel managers (the "Managers") to operate and manage the hotels on behalf of such taxable REIT subsidiaries. To our knowledge, none of the Managers actually or constructively owns more than 35% of our outstanding shares, and no person or group of persons owning 35% or more of our outstanding shares owns, actually or constructively, more than 35% of the ownership interests in any of the Managers. Further, we do not derive any income (in the form of rents, dividends, or otherwise) from any Manager. Thus, we believe that the rents we derive from the taxable REIT subsidiary lessees qualify for the Taxable REIT Subsidiary Exception to the Related Party Rent Rule.

     Rents Attributable to Personal Property. A fourth requirement for qualification of our rent as "rents from real property" is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the "personal property ratio").
Prior to January 1, 2001, the personal property ratio was computed based on relative adjusted tax bases instead of fair market values. With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property has not jeopardized and will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus lose our REIT status.

     Nature of Services Provided to Tenants. A fifth requirement for qualification of our rent as "rents from real property" is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through a taxable REIT subsidiary or an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property), we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through a taxable REIT subsidiary or through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because Equity Inns Partnership, L.P. and the Partnership Subsidiaries do not perform any services other than customary ones for our taxable REIT subsidiary lessees. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property.

     Effects of Rents on Our REIT Status. If a portion of our rent from a hotel does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as "rents from real property" because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant, (3) the taxable REIT subsidiary that leases the hotel directly or indirectly manages or operates the hotel, or the Taxable REIT Subsidiary Exception to the Related Party Rule otherwise is not satisfied as to a hotel lease, or (4) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a taxable REIT subsidiary or a qualifying independent contractor, none of the rent from that hotel would qualify as "rents from real property." In that case, we would fail to qualify as a REIT because we would be unable to satisfy either the 75% or 95% gross income test.

     In addition to the rent, the lessees are required to pay to Equity Inns Partnership, L.P. and the Partnership Subsidiaries certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that Equity Inns Partnership, L.P. and the Partnership Subsidiaries are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     Potential 100% Excise Tax on Rents Received From Taxable REIT Subsidiaries in Excess of a Market Rental. A 100% excise tax is imposed on a REIT to the extent that a taxable REIT subsidiary of the REIT has "redetermined deductions" or engages in certain other transactions that generate deductible interest or other expenses for the taxable REIT subsidiary that do not clearly reflect income for federal income tax purposes as between the taxable REIT subsidiary and the REIT. This determination is made by applying the standards of Section 482 of the Code. This tax is intended to ensure that a taxable REIT subsidiary does not pay excessive rents or other deductible amounts that are not arm's length charges in order to reduce or avoid corporate tax at the taxable REIT subsidiary level. The excise tax is in lieu of an actual reallocation of expenses between the taxable REIT subsidiary and the payee under Section 482 of the Code. Until regulations are issued by the Internal Revenue Service, REITs and their taxable REIT subsidiaries may base their allocations on any reasonable method.

     We believe that the rents paid by our taxable REIT subsidiaries reflect arm's length, market rents and that the leases provide the opportunity for the taxable REIT subsidiary lessees to earn substantial profits (or incur substantial losses) over the term of the leases, depending on how effectively the Managers of the hotels operate them and other factors. Further, those hotel leases that were acquired by the taxable REIT subsidiaries from former lessees of the hotels were originally negotiated at arm's length with the lessor and the acquisition of such leases by the taxable REIT subsidiaries was also negotiated at arm's-length. Nevertheless, the determination of whether rents reflect arm's length charges is inherently factual, and the Internal Revenue Service has broad discretion under Section 482 of the Code to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. In the event that the Internal Revenue Service were successfully to assert that the rents paid under one or more hotel leases by our taxable REIT subsidiaries do not clearly reflect the income of the taxable REIT subsidiary and Equity Inns, Inc., we would be subject to a 100% excise tax on our share of the portion of the rents determined to be in excess of an arm's length rent, which could materially and adversely affect the amount of cash available for distribution to our shareholders.

     Interest. For purposes of the 75% and 95% gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of the assets owned by us, Equity Inns Partnership, L.P. and the Partnership Subsidiaries is held for sale to customers and that a sale of any such asset would not be in the ordinary course of the owning entity's business. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that Equity Inns Partnership, L.P. and the Partnership Subsidiaries will avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test in the absence of the special foreclosure property rules, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. "Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

    o that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

    o for which such REIT makes a proper election to treat such property as foreclosure property.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

    o on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

    o on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

    o which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee's leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

     Hedging Transactions. From time to time, we or Equity Inns Partnership, L.P. may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we or our Equity Inns Partnership, L.P. incurred to acquire or carry "real estate assets" was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or Equity Inns Partnership, L.P. hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should be treated for the gross income tests.
Commencing with our 2005 taxable year, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For those taxable years, a "hedging transaction" means any transaction entered into in the normal course of our or Equity Inns Partnership, L.P.'s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We or Equity Inns Partnership, L.P. will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we or Equity Inns Partnership, L.P. hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Prior to our 2005 taxable year, those relief provisions generally were available if:

    o our failure to meet these tests was due to reasonable cause and not to willful neglect;

    o    we attached a schedule of the sources of our income to our tax return;
         and

    o any incorrect information on the schedule was not due to fraud with intent to evade tax.

     Commencing with our 2005 taxable year, those relief provisions will be available if:

    o our failure to meet those tests is due to reasonable cause and not to willful neglect; and

    o following such failure for any taxable year, we file a schedule of the sources of our income with the Internal Revenue Service.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of Equity Inns," even if the relief provisions apply, we would incur a 100% tax on
(1) the greater of the amount by which (a) we fail the 75% gross income test, or
(b) 90% (or 95% commencing with our 2005 taxable year) of our total gross income exceeds the sources of our gross income that satisfy the 95% gross income test, multiplied, in either case, by (2) a fraction intended to reflect our profitability.

         Asset Tests

     To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

    o    First, at least 75% of the value of our total assets must consist of:

cash or cash items, including certain receivables;

government securities;

interests in real property, including leaseholds and options to acquire real property and leaseholds;

interests in mortgages on real property;

stock in other REITs; and

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

    o Second, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets unless such securities otherwise constitute qualifying assets for purposes of the 75% asset test.

    o Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities unless such securities otherwise constitute qualifying assets for purposes of the 75% asset test.

    o Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

    o Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term "securities" does not include:

    o "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any taxable REIT subsidiary in which we own more than 50% of the voting power or value of the stock hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

                o a  contingency  relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

                o a contingency  relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

    o    Any loan to an individual or an estate.

    o Any "section 467 rental agreement," other than an agreement with a related party tenant.

    o    Any obligation to pay "rents from real property."

    o    Certain securities issued by governmental entities.

    o    Any security issued by a REIT.

    o Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

    o Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "--Requirements for Qualification--Gross Income Tests."

     We believe that the aggregate value of the debt and equity securities that we hold in our taxable REIT subsidiaries is substantially less than 20% of our gross assets. No appraisals have been obtained to support this determination, however, and no complete assurance can be given that the Internal Revenue Service would not assert a contrary view.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

     In the event that, at the end of any calendar quarter commencing with our 2005 taxable year, we violate the second or third asset tests described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a more than de minimis failure of any of the asset tests beginning with 2005 taxable year, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the Internal Revenue Service and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

         Distribution Requirements

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

    o the sum of (1) 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

    o    the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

    o    85% of our REIT ordinary income for such year;

    o    95% of our REIT capital gain income for such year; and

    o    any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest, and in some cases penalties, to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

         Recordkeeping Requirements

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

Failure to Qualify

     Commencing with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "Requirements for Qualification--Gross Income Tests" and "--Asset Tests."

     If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to most domestic noncorporate shareholders would be taxable at the 15% rate applicable to qualified dividends. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

     As used herein, the term "U.S. shareholder" means a holder of our stock that for U.S. federal income tax purposes is:

    o    a citizen or resident of the United States;

    o a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

    o an estate whose income is subject to U.S. federal income taxation regardless of its source; or

    o any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

     If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds shares of our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of shares of our common stock by the partnership.

     As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends.

     A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to most domestic noncorporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see "-- Taxation of Our Company"), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends to the extent attributable (i) to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

     A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See "-- Capital Gains and Losses." A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

     To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder's common stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted tax basis in its common stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of most domestic noncorporate investors). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Stock

     In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss.
However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

Capital Gains and Losses

     A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%, However, the maximum tax rate on long-term capital gain applicable to most domestic non-corporate taxpayers is 15% (after December 31, 2008, the maximum rate is scheduled to increase to 20%). The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, such distributions will be taxable to our non-corporate shareholders either at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

     We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

    o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

    o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A  shareholder   who  does  not  provide  us  with  its  correct   taxpayer
identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See "-- Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

    o the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5% (which would generally be the case for us since we lease our hotels to our TRS lessees);

    o we meet the five-or-fewer stock ownership requirement by reason of the modification of such rule that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for
         Qualification"); and

    o either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock

Taxation of Non-U.S. Shareholders

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "non-U.S. shareholders") are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

     A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of "United States real property interests", as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

    o a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

    o the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For our 2004 and prior taxable years, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of "United States real property interests" under special provisions of the federal income tax laws referred to as FIRPTA. The term "United States real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

     Beginning with our taxable year starting January 1, 2005, capital gain distributions to the holders of our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) our shares of common stock continue to be "regularly traded" on an established securities market in the United States and (2) the non-U.S. shareholder did not own more than 5% of our common stock at any time during the taxable year. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock ceased to be regularly traded on an established securities market or the non-U.S. shareholder owned more than 5% of our common stock at any time during the taxable year, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph.

     A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA if the common stock is "regularly traded" on an established securities market. Because our common stock is regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Other Tax Consequences

     Tax Aspects of Our Investments in Equity Inns Partnership, L.P. and the Partnership Subsidiaries

     The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in Equity Inns Partnership, L.P. and the Partnership Subsidiaries (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

    o is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

    o    is not a "publicly traded" partnership.

     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes, and no Partnership has elected or will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership's gross income for such year consisted of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications, gains from the sale or other disposition of real property, interest, and dividends) (the "90% passive income exception").

     Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and
(2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

     Income Taxation of the Partnerships and their Partners

     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

     Under Equity Inns Partnership, L.P.'s partnership agreement, depreciation or amortization deductions of Equity Inns Partnership, L.P. generally will be allocated among the partners in accordance with their respective interests in Equity Inns Partnership, L.P., except to the extent that Equity Inns
Partnership, L.P. is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to Equity Inns Partnership, L.P. will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

     Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in Equity Inns Partnership, L.P. generally is equal to:

    o the amount of cash and the basis of any other property contributed by us to Equity Inns Partnership, L.P.;

    o increased by our allocable share of Equity Inns Partnership, L.P.'s income and our allocable share of indebtedness of Equity Inns Partnership, L.P.; and

    o reduced, but not below zero, by our allocable share of Equity Inns Partnership, L.P.'s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of Equity Inns Partnership, L.P.

     If the allocation of our distributive share of Equity Inns Partnership, L.P.'s loss would reduce the adjusted tax basis of our partnership interest in Equity Inns Partnership, L.P. below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that Equity Inns Partnership, L.P.'s distributions, or any decrease in our share of the indebtedness of Equity Inns Partnership, L.P., which is considered a constructive cash distribution to the partners, would otherwise reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

     Depreciation Deductions Available to Equity Inns Partnership, L.P. To the extent that Equity Inns Partnership, L.P. acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by Equity Inns Partnership, L.P. Equity Inns Partnership, L.P. depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation ("MACRS"). Under MACRS, Equity Inns Partnership, L.P. generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, Equity Inns Partnership, L.P. places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. A first-year "bonus" depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property that is placed in service after May 5, 2003. "Qualified property" includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. "Qualified leasehold improvement property" generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. In addition, certain qualified leasehold improvement property placed in service before
January 1, 2006 will be depreciated over a 15-year recovery period using a straight method and a half-year convention. Under MACRS, Equity Inns Partnership, L.P. generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. Equity Inns Partnership, L.P.'s initial basis in hotels acquired in exchange for units in Equity Inns Partnership, L.P. should be the same as the transferor's basis in such hotels on the date of acquisition by Equity Inns Partnership, L.P. Although the law is not entirely clear, Equity Inns Partnership, L.P. generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Equity Inns Partnership, L.P.'s tax depreciation deductions are allocated among the partners in accordance with their respective interests in Equity Inns Partnership, L.P., except to the extent that Equity Inns
Partnership, L.P. is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

     Sale of a Partnership's Property

     Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business.

     Taxable REIT Subsidiaries

     As described above, we may own, directly or indirectly, up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation. A taxable REIT subsidiary may lease hotels from us under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. We and our corporate subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. A corporation of which a qualifying taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     A taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. Rents received by us from a taxable REIT subsidiary will qualify as "rents from real property" as long as the leased property constitutes a "qualified lodging facility" that is operated on behalf of the taxable REIT subsidiary by a person (an "eligible independent contractor") who satisfies the following requirements:

    o such person is, or is related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person unrelated to us and the taxable REIT subsidiary;

    o such person does not own, directly or indirectly, more than 35% of our stock;

    o no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our stock; and

    o    we do not directly or indirectly derive any income from such person.

     A "qualified lodging facility" is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "qualified lodging facility" includes amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

     The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm's-length basis. For example, to the extent that the rent paid by a taxable REIT subsidiary to us exceeds an arm's-length rental amount, such amount potentially will be subject to the excise tax.

     We formed several taxable REIT subsidiaries to lease our hotels. Our taxable REIT subsidiaries have engaged independent third-party hotel managers to operate the related hotels on behalf of such taxable REIT subsidiaries. Moreover, we have represented that, with respect to properties that we lease to our taxable REIT subsidiaries in the future, each such taxable REIT subsidiary will engage an "eligible independent contractor" to manage and operate the hotels leased by such taxable REIT subsidiary. Furthermore, we believe that all transactions between us and our taxable REIT subsidiaries are conducted on an arm's-length basis.

     State and Local Taxes

     We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our common stock.

                              PLAN OF DISTRIBUTION

     The selling shareholder and its pledgees, donees, transferees or other successors in interest may offer and sell, from time to time, some or all of the shares of common stock described in this prospectus. These shares of common stock were issued to the selling shareholder pursuant to an exemption from the registration provisions of the Securities Act. We are registering the resale of the shares covered by this prospectus for offer and sale by the selling shareholder so that those shares of common stock may be freely sold to the public by the selling shareholder. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold by the selling shareholder. We will not receive any proceeds from any sale of the shares of common stock by the selling shareholder. We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and listing fees. We estimate those fees and expenses to be approximately $39,000 the selling shareholder will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

     The selling shareholder and its pledgees, donees, transferees or other successors in interest may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

    o    in privately negotiated transactions;

    o    through broker-dealers, who may act as agents or principals;

    o in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    o through one or more underwriters on a firm commitment or best-efforts basis;

    o    directly to one or more purchasers;

    o    through agents; or

    o    in any combination of the above.

     In effecting sales,  brokers or dealers engaged by the selling  shareholder
may  arrange  for  other  brokers  or  dealers  to  participate.   Broker-dealer
transactions may include:

    o purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account under this prospectus;

    o    ordinary brokerage transactions; or

    o    transactions in which the broker-dealer solicits purchasers.

     At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will state the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

     In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent.

     Our common stock is listed on the New York Stock Exchange under the symbol "ENN."

     Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

     Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act of 1933 rather than under this prospectus.

         W 1933, for information it furnished to us for use in this prospectus.

                                  LEGAL MATTERS

     The legality of any shares of common stock offered by the selling shareholder will be passed upon for us by Hunton & Williams LLP. In addition, we have based the description of federal income tax consequences in "Federal Income Tax Consequences of Our Status as a REIT" upon the opinion of Hunton & Williams LLP.

                                     EXPERTS

     The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                         HOW TO OBTAIN MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Equity Inns, Inc. at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock (symbol: "ENN") and Series B preferred stock (symbol: "ENN PrB") are listed. Our Internet address is http://www.equityinns.com. Information at our website is not and should not be considered a part of this prospectus.

                 INCORPORATION OF INFORMATION FILED WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus, any prospectus supplement to the prospectus or any information incorporated by reference later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, unless specifically stated otherwise, prior to completion of the offering of the shares of common stock described in this prospectus.

         We incorporate by reference the documents listed below:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 16, 2005.

    2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 10, 2005.

    3. Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed on August 9, 2005.

    4.   Current Report on Form 8-K filed on January 6, 2005.

    5.   Current Report on Form 8-K/A filed on March 1, 2005.

    6.   Current Report on Form 8-K filed on March 4, 2005.

    7.   Current Report on Form 8-K filed on March 7, 2005.

    8.   Current Report on Form 8-K filed on March 16, 2005.

    9.   Current Report on Form 8-K filed on May 13, 2005.

   10.   Current Report on Form 8-K filed on May 18, 2005.

   11.   Current Report on Form 8-K filed on June 23, 2005.

   12.   Current Report on Form 8-K filed on June 24, 2005.

   13.   Our definitive proxy statement filed on April 8, 2005.

   14. The description of our common stock on Form 8-A filed on August 19, 1996.

     You may obtain copies of these documents, including exhibits, at no cost by writing or calling us at the following address: Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138, Attention: Investor Relations, telephone (901) 754-7774.

                                      II-3
                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.*

     The following table sets forth the costs and expenses of the sale and distribution of the shares of common stock being registered, all of which are being borne by the Registrant.

    Securities and Exchange Commission registration fee              $   471
    NASD filing fee                                                  $     0
    Printing and mailing fees                                        $ 5,000
    Legal fees and expenses                                          $25,000
    Accounting fees and expenses                                     $ 7,500
    Miscellaneous                                                    $ 1,029
                                                                     -------

        .........Total                                               $39,000
                                                                     =======

    *  All fees and expenses other than the SEC registration fee are estimated.

Item 15.      Indemnification of Officers and Directors.

     The Charter of Equity Inns, Inc. (the "Company") obligates the Company to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act ("TBCA") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests and
(iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

     Any indemnification by the Company pursuant to the provisions of the Charter described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising pursuant to the Securities Act of 1933, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and is, therefore, unenforceable. The Company currently purchases director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

     The TBCA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (iii) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. The Company's Charter contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

Item 16.     Exhibits.

3.1(a) Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-73304).

3.1(b) Articles of Amendment to the Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Registration No. 0-23290) filed with the Securities and Exchange Commission on April 27, 1995).

3.1(c) Articles of Amendment to the Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Registration No. 0-23290) filed with the Securities and Exchange Commission on May 28, 1996).

3.1(d) Second Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Registration No. 001-12073) filed with the Securities and Exchange Commission on October 23, 1997).

3.1(e) Articles of Amendment to the Second Amended and Restated Charter of the Registrant Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K (Reg. No. 001-12073) filed with the Securities and Exchange Commission on June 24, 1998).

3.1(f) Articles of Amendment to the Second Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Reg. No. 001-12073) filed with the Securities and Exchange Commission on May 28, 1998).

3.1(g) Articles of Amendment to the Second Amended and Restated Charter of the Registrant Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (incorporated by reference to Exhibit 4.1(d) to the Company's Registration Statement on Form 8-A (Registration No. 001-12073) filed with the Securities and Exchange Commission on July 11, 2003).

3.2 By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11 (Registration No. 33-73304).

4.1 Form of Share Certificate for the Company's Common Stock, $.01 par value (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-73304)).

4.2(a) Third Amended and Restated Agreement of Limited Partnership of Equity Inns Partnership, L.P. (incorporated by reference to Exhibit
            4.1 to the Company's Current Report on Form 8-K dated June 24, 1997 (Registration No. 01-12073) filed with the SEC on July 10, 1997).

4.2(b) Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Equity Inns Partnership, L.P. (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K (Registration No. 01-12073) filed with the SEC on June 24,
            1998).

4.2(c) Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Equity Inns Partnership, L.P. (incorporated by reference to Exhibit 4.2(c) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).

5.1         Opinion of Hunton & Williams LLP.

8.1 Opinion of Hunton & Williams LLP with respect to certain tax matters.

23.1 Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm).

23.2        Consent of Hunton & Williams LLP (included in Exhibits 5.1 and 8.1).

24.1 Power of Attorney (included on the signature page of this Registration Statement).


-----------

Item 17.      Undertakings.

         (a)  The undersigned registrant hereby undertakes as follows:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Memphis, State of Tennessee, on the 13th day of October, 2005.


                           EQUITY INNS, INC.


                            By:  /s/ J. Mitchell Collins
                                 ----------------------------
                            J. Mitchell Collins
                            Executive Vice President and Chief Financial Officer


                                POWER OF ATTORNEY

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities indicated on October 13, 2005. Each of the directors and/or officers of Equity Inns, Inc. whose signature appears below hereby appoints Howard A. Silver and J. Mitchell Collins, and each of them individually, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Equity Inns, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


       Signature                                   Title                                     Date
---------------------------    --------------------------------------------------      ----------------

/s/ Phillip H. McNeill, Sr.           Chairman of the Board and Director               October 13, 2005
Phillip H. McNeill, Sr.

/s/ Howard A. Silver             President, Chief Executive Officer and Director       October 13, 2005
Howard A. Silver                           (Principal Executive Officer)

/s/ J. Mitchell Collins        Executive Vice President, Chief Financial Officer,      October 13, 2005
J. Mitchell Collins                    Secretary and Treasurer
                                       (Principal Financial and
                                             Accounting Officer)

/s/ Harry S. Hays                                Director                              October 13, 2005
Harry S. Hays

/s/ Joseph W. McLeary                            Director                              October 13, 2005
Joseph W. McLeary

/s/ Raymond E. Schultz                           Director                              October 13, 2005
Raymond E. Schultz

/s/ Robert P. Bowen                              Director                              October 13, 2005
Robert P. Bowen

                                  EXHIBIT INDEX

Exhibit
No.         Description
-------     -----------

3.1(a) Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-73304).

3.1(b) Articles of Amendment to the Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Registration No. 0-23290) filed with the Securities and Exchange Commission on April 27, 1995).

3.1(c) Articles of Amendment to the Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Registration No. 0-23290) filed with the Securities and Exchange Commission on May 28, 1996).

3.1(d) Second Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Registration No. 001-12073) filed with the Securities and Exchange Commission on October 23, 1997).

3.1(e) Articles of Amendment to the Second Amended and Restated Charter of the Registrant Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K (Reg. No. 001-12073) filed with the Securities and Exchange Commission on June 24, 1998).

3.1(f) Articles of Amendment to the Second Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Reg. No. 001-12073) filed with the Securities and Exchange Commission on May 28, 1998).

3.1(g) Articles of Amendment to the Second Amended and Restated Charter of the Registrant Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (incorporated by reference to Exhibit 4.1(d) to the Company's Registration Statement on Form 8-A (Registration No. 001-12073) filed with the Securities and Exchange Commission on July 11, 2003).

3.2 By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11 (Registration No. 33-73304).

4.1 Form of Share Certificate for the Company's Common Stock, $.01 par value (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-73304)).

4.2(a) Third Amended and Restated Agreement of Limited Partnership of Equity Inns Partnership, L.P. (incorporated by reference to Exhibit
            4.1 to the Company's Current Report on Form 8-K dated June 24, 1997 (Registration No. 01-12073) filed with the SEC on July 10, 1997).

4.2(b) Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Equity Inns Partnership, L.P. (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K (Registration No. 01-12073) filed with the SEC on June 24,
            1998).

4.2(c) Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Equity Inns Partnership, L.P. (incorporated by reference to Exhibit 4.2(c) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).

5.1         Opinion of Hunton & Williams LLP.

8.1 Opinion of Hunton & Williams LLP with respect to certain tax matters.

23.1 Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm).

23.2        Consent of Hunton & Williams LLP (included in Exhibits 5.1 and 8.1).

24.1 Power of Attorney (included on the signature page of this Registration Statement).


-----------